Exhibit 10.2
Summary of
Fiscal 2013 Long-Term Incentive Program
for Tandy Brands Accessories, Inc.

The Board of Directors of Tandy Brands Accessories, Inc. (the "Company"), on June 26, 2012, approved the Company's fiscal 2013 long-term incentive program, pursuant to which performance units will be granted to the Company's executive officers for the performance period beginning July 1, 2012 and ending June 30, 2014.  Under the long-term incentive program, target awards are expressed as a dollar amount, with threshold, target and maximum payout opportunities expressed as a percentage of the target award (actual payouts may range anywhere between the threshold and maximum percentages).  No payout will occur unless threshold performance is achieved. The Board approved the following payout opportunities for achieving threshold, target and maximum performance:

Executive Officer	Threshold (as a % of Target)	Target	Maximum (as a % of Target)
Chief Executive Officer	50%	$350,000	200%
Chief Financial Officer	50%	$100,000	200%
Other Executive Officers	50%	$100,000	200%

To support the Company's focus on creating long-term shareholder value, the financial metric approved by the Board to determine whether target performance has been achieved is earnings per share, as an average over the performance period, with performance targets set by the Compensation Committee.  Each performance unit award will generally be comprised 50% of cash and 50% of phantom shares of the common stock of the Company.  The number of phantom shares of common stock attributable to the performance unit award will be determined based on the fair market value of the Company's common stock on the date of grant.  Assuming continued employment, if, at the end of the performance period, at least the threshold performance level has been achieved, the performance units vest and, to the extent earned, will be settled in cash.  The Board of Directors of the Company may, in its discretion, adjust the target measures to exclude one-time, non-operating items that may occur during the performance period, and, if shares are available under the Company's benefit plans, pay the portion of the award payable in phantom shares with common stock of the Company.  All awards issued pursuant to the 2013 long-term incentive program are made under the Company's 2002 Omnibus Plan.